Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Esperion Therapeutics, Inc. (“the Company”) on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of (1) the reference to our firm under the caption “Experts” from the Registration Statement (Form S-3 No. 333-201198) and the related Prospectus of the Company for the registration of its common stock; and (2) our report dated March 10, 2015 with respect to the financial statements of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Detroit, Michigan
March 18, 2015